Exhibit 4.1
                       FIRST AMENDMENT TO CREDIT AGREEMENT
                         AND OTHER TRANSACTION DOCUMENTS


         This First Amendment to Credit Agreement and Other Transaction Documents (the "Agreement"), made as of the 10th day of May, 1996, by and among FLEET NATIONAL BANK, a national banking association with its principal office at 111 Westminster Street, Providence, Rhode Island 02903, in its capacity as agent and as a lender ("Fleet"), BANK OF AMERICA ILLINOIS, an Illinois banking Company, as a lender ("Bank of America"; and together with Fleet, collectively, the "Lenders") and FRENCH FRAGRANCES, INC., a Florida corporation with its principal place of business at 14100 NW 60th Avenue, Miami Lakes, Florida 33014 ("Borrower").

                              W I T N E S S E T H:

         WHEREAS, pursuant to the terms and conditions of that certain Credit Agreement dated March 14, 1996 among Borrower and Lenders (the "Credit Agreement"), Lenders agreed to make term loans and revolving credit loans available to Borrower, subject to the terms and conditions of the Credit Agreement; and

         WHEREAS, the parties have agreed to certain modifications to the Credit Agreement which will allow for the acquisition of certain assets of Fragrance Marketing Group, Inc. ("FMG"); and

         WHEREAS, pursuant to the terms of that certain Security Agreement dated March 14, 1996 between Borrower and Fleet, as agent for the ratable benefit of the Lenders (the "Security Agreement"), Borrower granted to Fleet, as agent for the ratable benefit of the Lenders a security interest in all fixtures and tangible and intangible assets of Borrower whether now owned or hereafter acquired; and

         WHEREAS, Lenders are willing to amend the Credit Agreement and the Security Agreement subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable other consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1.  DEFINED TERMS.

         All capitalized terms not defined herein shall have the same meaning ascribed to such terms as provided in the Credit Agreement.

         SECTION 2.  REPRESENTATIONS AND WARRANTIES.

         Borrower hereby represents and warrants to Lenders and each of them (taking into account the FMG Acquisition) that:

         (a) Borrower is duly organized, validly existing and in good standing as a corporation in the state of its incorporation, and is in good standing and is qualified to do business as a foreign corporation in all other jurisdictions where it is required to be so qualified, except such jurisdictions, if any, in which the failure to be so qualified will not have a material adverse effect on the financial condition, business, assets, operations or properties of Borrower. Borrower has all requisite power and authority to own and lease its assets and properties and to conduct its business in the manner presently conducted by it.

         (b) Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Security Documents, as applicable, and the execution, delivery and performance by Borrower of this Agreement and the Security Documents, as applicable have been duly authorized by all requisite action. This Agreement and the Security Documents, as applicable have been duly executed and delivered by Borrower, and are valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

         (c) The execution, delivery and performance by Borrower of this Agreement and the Security Documents, as applicable, will not violate or contravene (i) the articles of incorporation or by-laws of Borrower, (ii) any provision of any law, rule or regulation applicable to Borrower, (iii) any order, writ, judgment, injunction, decree, determination or award of any court or other agency of government to which Borrower is bound, or (iv) any other agreement, lease, indenture or instrument to which Borrower is a party or by which Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any properties or assets of Borrower pursuant to any such other agreement, lease, indenture or instrument.

         (d) There is no action, suit or proceeding at law or in equity or by or before any court, governmental instrumentality or other agency pending, or to Borrower's knowledge, threatened against, or in any way affecting Borrower which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Borrower.

         (e) No consent, approval or authorization from, or filing of any declaration or statement with, any court, governmental instrumentality or other agency is required in connection with or as a condition to the execution, delivery or performance of this Agreement, by Borrower.

         (f) Except as set forth in SCHEDULE I attached hereto, Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by it in the Credit Agreement, as amended by this Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof, or to the extent Lenders have been advised in writing of any inaccuracy with respect to such representations or warranties and have waived the same in writing.

         (g) No Event of Default exists under the Credit Agreement, or any event which, with the giving of notice or passage of time or both, would constitute such an Event of Default, has occurred which has not been waived in writing by Lenders or which will not be cured upon the execution and delivery by Borrower of this Agreement.

         SECTION 3.  AMENDMENTS TO CREDIT AGREEMENT.

         The Credit Agreement is hereby amended, effective as of the date hereof, as follows:

         SECTION 3.01.  AMENDMENTS TO DEFINITIONS.

         The definitions of "Borrowing Base", "Employment Agreement", "Subordinated Creditors" and "Subordinated Debentures" set forth in Section 1.01 of the Credit Agreement are hereby amended to read in their entireties as follows:

         "Borrowing Base" shall mean, as of any date, the sum of, without duplication, (i) eighty-five percent (85%) of Insured Eligible Accounts Receivable determined as of such date, PLUS (ii) eighty-five percent (85%) of Approved Eligible Accounts Receivable determined as of such date, PLUS, (iii) eighty percent (80%) of Eligible Accounts Receivable (other than Insured Eligible Accounts Receivable or Approved Eligible Accounts Receivable) determined as of such date, PLUS (iv) the lesser of sixty percent (60%) of Eligible In-House Inventory (for the period from May 10, 1996 through October 31, 1996 and for each fiscal year thereafter for the period from July 1 through October 31) or fifty percent (50%) of Eligible In-House Inventory (for the period from November 1, 1996 through June 30, 1997 and for each fiscal year thereafter for the period from November 1 through June 30); provided that the portion of the Borrowing Base derived from clause (iv) shall be capped at the lesser of (A) for the period from May 10, 1996 through May 14, 1996 at Twenty Million Dollars ($20,000,000); for the period from May 15, 1996 through October 31, 1996 and for each fiscal year thereafter for the period from July 1 through October 31 at Twenty-Five Million Dollars ($25,000,000); and for the period from November 1, 1996 through June 30, 1997 and for each fiscal year thereafter for the period from November 1 through June 30 at Fifteen Million Dollars ($15,000,000) or (B) one hundred sixty percent (160%) of Accounts Receivable Availability from January 1 through June 30 of each year, two hundred twenty percent (220%) of Accounts Receivable Availability from July 1 through August 31 of each year and one hundred twenty percent (120%) of Accounts Receivable Availability from September 1 through December 31 of each year, and provided further there shall be a reserve against total Eligible In-House Inventory of Five Hundred Thousand Dollars ($500,000). The foregoing definition of "Borrowing Base", including the respective percentages set forth therein, may be amended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed by Borrower and Lenders. For purposes of the Borrowing Base "Accounts Receivable Availability" shall mean the sum of subsections (i), (ii) and (iii) above.

         "Employment Agreement" shall mean that certain Employment Agreement dated July 2, 1992 between Borrower and Rafael Kravec, as amended by amendment dated July 2, 1995 and as further amended by an Amendment to Employment Agreement dated as of May 6, 1996.

         "Subordinated Creditors" shall mean Bedford, NTM, Fred Berens, FMG, LaSalle National Bank, General Perfumes & Cosmetics, Inc., Hamilton Bank, N.A. and the holders of the 7.5% Convertible Debentures.

         "Subordinated Debentures" shall mean the Bedford Subordinated Debentures, the NTM Subordinated Debentures, the Bedford Subordinated Debentures II, the Bedford Subordinated

Debentures III, the 5% Subordinated Debentures, the FMG Subordinated Debentures and the 7.5% Convertible Debentures.

         SECTION 3.02.  ADDITIONAL DEFINITIONS.

         The following definitions are hereby added to Section 1.01 of the Credit Agreement to read as follows:

         "FMG Acquisition" shall mean the acquisition by Borrower of the Subject Assets (as defined in the FMG Asset Purchase Agreement).

         "FMG Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement among Borrower, FMG, Rene Garcia and Jose Miguel Norona.

         "FMG" shall mean Fragrance Marketing Group, Inc., a Florida corporation.

         "FMG Consulting Agreement" shall mean that certain Consulting Agreement dated as of May 10, 1996 between the Borrower and Rene A. Garcia.

         "FMG Subordinated Debentures" shall mean those certain 8.5% Junior Subordinated Debentures I, II and III due 2001, 2004 and 2004, respectively and in the original principal amounts of $4,000,000, $7,000,000 and $100,034, respectively.

         "FMG Subordination Agreements" shall mean those certain Subordination Agreements each dated as of May 10, 1996 among Lenders, Borrower and each of FMG, LaSalle National Bank, and General Perfumes & Cosmetics, Inc. and Hamilton Bank, respectively.

         "7.5% Convertible Debentures" shall mean 7.5% Subordinated Convertible Debentures Due 2006 in form and substance satisfactory to the Lenders to be issued by the Borrower to redeem the Bedford Subordinated Debentures, the NTM Subordinated Debentures and the Borrower's issued and outstanding Series A Preferred Stock, $.01 par value.

         "7.5% Debenture Subordination Agreement" shall mean, in the case of each 7.5% Convertible Debenture, a subordination agreement, substantially in the form of the Subordination Agreement and containing terms satisfactory to the Lenders, executed and delivered by the Borrower and the holder of such 7.5% Convertible Debenture in favor of the Lenders.

         "Subordination Agreements" shall mean collectively the Subordination Agreement, the Subordination Agreement II, the FMG Subordination Agreements and the 7.5% Debenture Subordination Agreement.

         "Versace Consent" shall mean the consent of Versace Profumi USA, S.P.A. to the assignment of that certain Sales Representative and Warehousing Agreement dated August 10, 1995 between Versace Profumi USA, S.P.A. and Prestige Marketing Group, Inc. by Prestige Marketing Group, Inc. to FMG and by FMG to the Borrower.

         SECTION 3.03.  AMENDMENT TO SECTION 2.03(A).

         Section 2.03(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

         "SECTION 2.03.  THE REVOLVING CREDIT COMMITMENT.

         (a)  The Revolving Credit Commitment shall be equal to the lesser of:

                  (i) the Borrowing Base or the Net Borrowing Base (as applicable) as in effect from time to time, or

                  (ii) Forty Million Dollars ($40,000,000); PROVIDED, HOWEVER, that the maximum Revolving Credit Commitment contemplated by this clause (ii) shall be adjusted in accordance with the following schedule:

                                                                                REVOLVING CREDIT
                                                                                COMMITMENT
                                                                                AFTER GIVING
         DATE OF                            AMOUNT OF                           EFFECT TO
         ADJUSTMENT                         ADJUSTMENT                          ADJUSTMENT
         ----------                         ----------                          -----------------
         January 1, 1996
         through May 10, 1996               $10,000,000                         $30,000,000"

         January 1 , 1997 through
         June 30, 1997 and each
         January 1 through June 30
         of each year thereafter            $10,000,000                         $30,000,000".

         SECTION 3.04.  AMENDMENT TO SECTION 8.01.

         Section 8.01 of the Credit Agreement is hereby amended by adding the following new subsection:

                  "and (n) Indebtedness in an aggregate principal amount of not to exceed $5,460,000 owed to the holders of the 7.5% Convertible Debentures; provided that prior to or contemporaneous with the issuance of any such 7.5% Convertible Debentures, the holder or holders thereof shall have executed a 7.5% Debenture Subordination Agreement and the proceeds of such 7.5% Convertible Debentures shall be applied to the redemption of the Bedford Subordinated Debentures, the NTM Subordinated Debentures and the Borrower's issued and outstanding Series A Preferred Stock."

         SECTION 3.05.  AMENDMENTS TO SECTION 8.09.

         Clause (a) of Section 8.09 of the Credit Agreement is hereby deleted in its entirety and replaced with the following subsection:

         "(a) to the holders of the Bedford Subordinated Debentures, the Subordinated Debentures

II, the Bedford Subordinated Debentures III, the NTM Subordinated Debentures, the FMG Subordinated Debentures, the 7.5% Convertible Debentures, the Halston Royalty Note and the Additional Subordinated Notes to the extent such payments are not prohibited under Section 8.12 hereof,".

         and

         Section 8.09 is hereby further amended by deleting subsection (i) in its entirety and replacing it with the following and by adding a new subsection:

         "(i) to Rene Garcia in accordance with the terms of the FMG Consulting Agreement; and"

         and

         "(j) additional Restricted Distributions (exclusive of those set forth in subsections (a) through (i) hereof) in an amount not to exceed $50,000 in the aggregate per annum".

         SECTION 3.06.  AMENDMENT TO SECTION 8.12.

         Section 8.12 of the Credit Agreement shall be amended by adding the following new subsections:

         "(c) accelerate the amortization schedule as set forth in Debenture I of the FMG Subordinated Debentures prior to the Borrower raising in the aggregate $10,000,000 in net proceeds from one or more Public Offerings,

         (d) make any payment of regularly scheduled principal to the holders of the FMG Subordinated Debentures unless the Borrower is maintaining a Debt Service Coverage (as required by Section 7.10 hereof) of at least 1.50:1.0, and

         (e) make any payment of regularly scheduled interest to the holders of the FMG Subordinated Debentures unless Borrower is maintaining an interest coverage (as required by Section 7.11 hereof) of 1.75:1.0."

         SECTION 3.07.  AMENDMENTS TO SECTION 8.13.

         Section 8.13 of the Credit Agreement is hereby amended by adding the phrase "the FMG Consulting Agreement" after the phrase "the Employment Agreement" in the sixth line and is further amended by adding the following phrase at the end of the section:

         "and the issuance of the 7.5% Convertible Debentures in exchange for the Bedford Subordinated Debentures, the NTM Subordinated Debentures and the Borrower's issued and outstanding Series A Preferred Stock".

         SECTION 3.08.  AMENDMENT TO SECTION 8.16.

         Section 8.16 of the Credit Agreement is hereby amended by (i) changing the heading by deleting the word "Leases" and replacing it with the phrase "Amendments; Modifications" and (ii) adding a new subsection (iv) to subsection
(a) as follows: "(iv) the FMG Consulting Agreement".

         SECTION 3.09.  AMENDMENT TO ARTICLE IX.

         Article IX (p) of the Credit Agreement is hereby deleted in its entirety.

         SECTION 3.10.  SECURITY DOCUMENTS.

         (a) Borrower and Lenders each hereby confirm that all references to the "Credit Agreement" or the "Agreement" in any of the Security Documents shall be deemed to be references to the Credit Agreement as amended hereby; that the obligations of Borrower under the Credit Agreement, as amended hereby, and fees and expenses in connection therewith constitute additional indebtedness, liabilities and obligations of Borrower to Lenders, all of which are secured by the Security Documents, and that all references to "indebtedness" and/or "obligations" secured by such instruments shall be deemed amended to include all obligations of Borrower in respect of the Credit Agreement as amended hereby.

         (b) Borrower hereby ratifies and reaffirms its grant and conveyance to Agent for the ratable benefit of the Lenders of a security interest in and lien upon all collateral covered by any of the Security Documents.

         (c) Borrower and Lenders each hereby confirm that nothing contained herein or done pursuant hereto shall limit or be construed to limit the security interest or lien previously granted by Borrower to Agent for the ratable benefit of the Lenders under any of the Security Documents, or the priority thereof over other liens, encumbrances and security interests. Except as amended hereby, the Security Documents shall remain in full force and effect and Borrower hereby ratifies and confirms the Security Documents in all other respects, including, without limitation, the continuing grant of a lien on and interest in the collateral covered thereby.

         SECTION 4.  CONDITIONS PRECEDENT TO FIRST AMENDMENT.

         The effectiveness of the transactions described herein shall be subject to the following conditions:

         (a) This Agreement shall have been executed and delivered by Borrower and Lenders, and consented to and confirmed by the parties to the Subordination Agreement and the Subordination Agreement II.

         (b) Borrower shall have delivered to Agent true and complete copies of the FMG Asset Purchase Agreement, the FMG Subordinated Debentures and all other documents attached as exhibits and/or schedules to, and contemplated by, such documents, each such document to be acceptable in form and substance to Agent.

         (c) All conditions to the closing under the FMG Asset Purchase Agreement (but for the funding of the purchase price) shall have been satisfied (including where conditions are to be met to the satisfaction of Borrower, that such conditions also are met to the satisfaction of Lenders) or waived with Lenders' consent, except for receipt of the Versace Consent and the contemplated assignment of the name "Prestige Marketing Group, Inc." to the Borrower.

         (d) All third party consents to transactions contemplated hereby and contemplated by the FMG Asset Purchase Agreement shall have been obtained except for Versace Consent.

         (e) FMG, LaSalle National Bank, Hamilton Bank, N.A. and General Perfumes & Cosmetics, Inc. shall have each executed and delivered subordination agreements on such terms and conditions satisfactory to the Lenders.

         (f) Lenders shall have received payment of the fees described in
Section 9 hereof in immediately available funds.

         (g) The fees and disbursements of Lenders' counsel shall be paid in full on the Effective Date.

         (h) Borrower shall have executed and/or delivered to Agent the following:

                  (i) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to the due authorization, execution and delivery by Borrower of this Agreement; and

                  (ii) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to corporate charter and by-laws and the names of the officers of Borrower authorized to sign this Agreement, and any other documents or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. Lenders may conclusively rely on such certificates until Agent shall receive a further certificate of the Secretary or an Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

         (i) Lender shall have received the certificate of the Secretary of State of the State of Florida, dated reasonably near the date hereof, stating that Borrower is duly organized and in good standing in the State of Florida.

         (j) All legal matters relating to this Agreement shall be satisfactory to Lenders and their counsel.

         SECTION 5.  RATIFICATION.

         Borrower hereby ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the Credit Agreement, as amended by the terms hereof. All references to the "Credit Agreement" or the "Agreement" contained in the Credit Agreement, the Notes, the Security Documents and all other documents and instruments evidencing obligations of Borrower under or in connection with the Credit Agreement, the Notes or the Security Documents, shall be deemed to be amended to refer to the Credit Agreement, as amended by the terms hereof.

         SECTION 6.  EXPENSES.

         All costs and expenses, including reasonable attorneys' fees, relating to the negotiation, preparation, execution and delivery of this Agreement and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.

         SECTION 7.  MISCELLANEOUS.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such State. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         SECTION 8.  CONSENT OF SUBORDINATED LENDERS.

         By their signature hereon, each of the parties to the Subordination Agreement (other than Fleet), and the Subordination Agreement II hereby (a) consent to the amendments of the Credit Agreement and other Transaction Documents pursuant to this Agreement, (b) confirm that the term "Senior Indebtedness" under the Subordination Agreement and the Subordination Agreement II shall include all amounts outstanding under the Credit Agreement, as amended by this Agreement, including all amounts outstanding under the Notes, and (c) ratify and confirm their respective agreements in all respects.

         SECTION 9.  FACILITY FEE.

         In consideration of Lenders' commitment to enter into this Agreement and its processing and review of matters relating to the acquisition of the assets of Fragrance Marketing Group, Inc. and the purposes thereof, Borrower hereby agrees to pay to Agent, for the ratable benefit of the Lenders a facility fee equal to Thirty Thousand Dollars ($30,000) (the "Facility Fee"), payable in full on the date hereof.

         SECTION 10.  NO DEFENSES.

         Borrower hereby acknowledges and agrees that the Credit Agreement, as amended by the terms hereof, and the other Transaction Documents are not subject as of the date hereof to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

                               LENDERS:
                               FLEET NATIONAL BANK


                               By   /S/ ROBERT T.P. STORER
                                    --------------------------------
                                    Robert T.P. Storer
                                    Vice President

                               By   _____________________________
                                    Title:


                               BANK OF AMERICA ILLINOIS

                               By   /S/ RANDOLPH T. KOHLER
                                    ------------------------------
                               Title: Senior Vice President


                               AGENT:
                               FLEET NATIONAL BANK

                               By   /S/ ROBERT T.P. STORER
                                    ------------------------------------
                                    Robert T. P. Storer
                                    Vice President

                               By_______________________________
                               Title:_______________________


                               BORROWER:
                               FRENCH FRAGRANCES, INC.


                               By /S/ RAFAEL KRAVEC
                                  ---------------------------------------
                               Title: President


                       (SIGNATURES CONTINUED ON NEXT PAGE)
                              CONSENTED AND AGREED:

                      NATIONAL TRADING MANUFACTURING, INC.



                                      By /S/ RAFAEL KRAVEC
                                         ----------------------------------
                                      Title: President

                      BEDFORD CAPITAL CORPORATION


                                      By /S/ E. SCOTT BEATTIE
                                         -----------------------------------
                                      Title: Vice President

                                         /S/ FRED BERENS
                                      ----------------------------------------
                                      Fred Berens